Exhibit 99.1

WPX Energy, Inc. (NYSE:WPX) www.wpxenergy.com

DATE: Aug. 5, 2019

MEDIA CONTACT: Kelly Swan (539) 573-4944	INVESTOR CONTACT: David Sullivan (539) 573-9360

WPX Energy Reports 2Q 2019 Results

Announces Share Repurchase Program

•	Raising full-year oil guide by 4% and full-year Boe by 5%
•	Reaffirming existing 2019 CAPEX plan
•	Projecting 108-111 Mbbl/d in 3Q oil volumes
•	CFFO up 48% in first half of 2019 vs. year ago
•	Projecting free cash flow 3Q, 4Q and full year
•	2Q Delaware oil realizations of $60.05 (WTI plus $0.23, including basis swaps)
•	2Q Delaware natural gas realizations of $2.05 (NYMEX less $0.59, including basis swaps)
•	Initiating program to repurchase up to $400 million of shares over next 24 months

TULSA, Okla. – WPX Energy (NYSE:WPX) reported unaudited second-quarter income available to common stockholders of $305 million, or income of $0.72 per share on a diluted basis. This includes a $247 million recorded gain related to WPX’s equity interest in the sale of the Oryx II pipeline project.

Excluding the Oryx gain and other items such as derivatives, WPX posted adjusted net income of $0.09 per share. A reconciliation accompanies this press release.

Total production in the second quarter averaged 159.6 MBoe/d, which was 28 percent higher vs. a year ago. Oil and natural gas liquids volumes comprised 79 percent of total volumes. Oil sales of $511 million from 97.9 Mbbl/d accounted for 92 percent of second-quarter product revenues.

Cash flow from operations, inclusive of hedge impact, in the first half of 2019 was $634 million, including $362 million in the second quarter. Cash flow for the first half of 2019 was 48 percent higher than the same period a year ago.

ACCELERATING RETURN OF CAPITAL TO SHAREHOLDERS

WPX’s board of directors has authorized a plan for the company to repurchase up to $400 million of shares over the next 24 months.

“This accelerates our original plan to return capital to shareholders in 2021,” said Rick Muncrief, WPX chairman and chief executive officer.

“The current market sentiment has created favorable circumstances for an action like this, and if the market remains irrational, we will be opportunistic.

“Doing so will not impact our expected development cadence in 2020 or our ability to continue to grow production. We expect to generate $100 million to $150 million in free cash flow in the back half of this year, which will help support our repurchase program,” Muncrief added.

Under the stock repurchase program, WPX may repurchase shares from time to time at management's discretion in accordance with applicable securities laws, including through open market transactions, privately negotiated transactions or any combination thereof.

In addition, shares may also be repurchased pursuant to a trading plan meeting the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, which would permit shares to be repurchased when WPX might otherwise be precluded from doing so under insider trading laws.

The amount and timing of repurchases are subject to a number of factors, including stock price, trading volume, general market conditions, legal requirements, general business conditions and corporate considerations determined by WPX’s management, such as liquidity and capital needs.

RAISING PRODUCTION ESTIMATE

WPX now expects full-year total production of 160-165 Mboe/d in 2019, up from prior estimates of 149-161 Mboe/d.

WPX now expects to produce 101-103 Mbbl/d of oil for full-year 2019, up from prior estimates of 96-100 Mbbl/d. Third-quarter oil volumes are driving the upward revision.

WPX expects to average 108-111 Mbbl/d of oil in the third quarter. WPX expects fourth-quarter oil production to moderate following the third-quarter surge.

Additional details related to anticipated full-year production, realized pricing and expenses are available in WPX’s second-quarter investor presentation available online at www.wpxenergy.com.

REAFFIRMING 2019 CAPITAL PLAN

Total capital spending in the second quarter was $341 million, predominantly from $287 million in D&C activity for operated wells, $7.5 million in non-op D&C activity and $40.6 million for midstream infrastructure.

Capital spending in the first half of the year, excluding land, represents 55 percent of WPX’s 2019 budget, which is consistent with the company’s plan and development cadence. WPX’s $100 million land purchase in the first quarter was funded through proceeds from divestitures.

Second-quarter capital activity reflects a $42 million increase in the company’s in-process development activities, primarily driven by the timing of 24 wells that went to first sales in July and the pace of midstream development which was weighted toward the first half of the year.

WPX’s 2019 total capital development plan remains unchanged at $1,100-$1,275 million, including $1,000-$1,100 million for operated D&C activity; $50-$75 million for non-op D&C activity; and $50-$100 million for midstream opportunities.

DELAWARE BASIN: 2Q OIL VOLUMES UP 19% VS. YEAR AGO

WPX’s Delaware production averaged 96.6 Mboe/d in second-quarter 2019, which was 30 percent higher than 74.4 Mboe/d in the same period a year ago.

Oil production of 46.4 Mbbl/d comprised 48 percent of second-quarter total Delaware production. Oil volumes were up 19 percent vs. 39.1 Mbbl/d in the second quarter a year ago.

WPX’s average realized oil price in the Delaware was WTI plus $0.23 for the quarter, including Midland basis swaps. The basis swaps increased the average realized price by $0.64 per barrel.

WPX’s average realized natural gas price in the Delaware was NYMEX less $0.59 for the quarter, including basis swaps which increased the average realized price by $0.79 per Mcf. WPX also realized $15 million in net commodity management margins, or $0.94 per Mcf, related to further risk management activities around Delaware natural gas pricing exposure.

WPX completed 16 Delaware wells during the second quarter, including seven in the Wolfcamp A interval and five wells in the Third Bone Spring formation. Ten of the completions featured lateral lengths exceeding 10,000 feet.

Four of the second-quarter Wolfcamp A wells were on the CBR 18-19 pad. The four wells have combined 60-day cumulative production in excess of 268,000 barrels of oil. Sixty-day cumulative Boe for the four wells was 558,000. The highest 24-hour rate for the CBR 18-19 pad occurred on the 7H well, which was 3,822 Boe/d on restricted flowback.

The five wells in the Third Bone Spring formation came online late in the quarter on two pads – the CBR 22-27 and the CBR 11-2. All five wells averaged at least 50 percent oil during initial production, topped by the CBR 11-2D-56-1-334H well at 70 percent. The five wells posted 24-hour initial highs averaging 4,068 Boe/d, led by the CBR 11-2C-56-1-333H at 4,602 Boe/d.

The second 200 MMcf/d cryogenic processing train at WPX’s 50/50 joint venture gas plant in Reeves County was commissioned in May. As planned, the now 400 MMcf/d plant provides capacity for both WPX and third-party volumes.

WPX’s second-quarter Delaware NGL production was up 53 percent vs. a year ago, reflecting the benefit of the company’s midstream strategy and infrastructure investments. The company’s ethane recovery rate in the Permian during the quarter was 79 percent.

WILLISTON BASIN: 2Q WELL HITS HIGH OF 5,862 BOE/D (81% OIL)

Williston Basin production averaged 63.0 Mboe/d in second-quarter 2019, which was 25 percent higher than 50.6 Mboe/d in the same period a year ago.

WPX completed 12 Williston wells during the second quarter, including seven wells in the Three Forks formation and five wells in the Bakken formation. The wells were predominantly two-mile laterals.

The highest 24-hour rate for the second-quarter Williston completions was 5,862 Boe/d (81% oil) on the Minot Grady 26-35HD well. The seven-well pad averaged nearly 4,300 Boe/d (81% oil) during initial production.

Initial peak rates on the three-well Delores Sand pad also averaged nearly 4,300 Boe/d (81% oil). The highest 24-hour rate on the pad was 5,344 Boe/d on the 29-32 HD well.

2Q FINANCIAL RESULTS

Total product revenues of $558 million in second-quarter 2019 were seven percent higher than the same period a year ago. Quarterly oil sales grew nine percent.

Total product revenues of $1,065 million during the first half of 2019 were 15 percent higher than $927 million in the first half of 2018.

Second-quarter DD&A, general and administrative expenses, and interest expense trended downward on a per-Boe basis vs. the first quarter of this year. Higher lease operating expense resulted from higher water management costs and unplanned workover expenses related to electrical service interruptions.

For the first half of 2019, WPX posted net income from continuing operations attributable to common shareholders of $257 million, including $373 million of gains on equity method investment transactions, a $129 million net loss on derivatives from its hedge book, and a favorable margin on commodity management.

For the first half of 2019, WPX posted adjusted net income from continuing operations of $59 million, or income of $0.14 per share. A reconciliation accompanies this press release.

Adjusted EBITDAX (a non-GAAP financial measure) for the second quarter rose 18 percent to $339 million vs. the same period a year ago. Reconciliations for non-GAAP financial measures are available in the tables that accompany this press release.

Based on its second-quarter adjusted EBITDAX, WPX’s annualized run rate for net debt/EBITDAX is now approximately 1.5x.

For the first half of 2019, adjusted EBITDAX was $651 million, or 34 percent higher than $487 million in the first half of 2018. The improvement in adjusted EBITDAX is driven by higher production volumes and higher net realizations, partially offset by higher lease operating expense.

The weighted average gross sales price – prior to revenue deductions and derivatives – was $57.50 per barrel for oil, $1.74 for natural gas and $13.66 per barrel for NGL during second-quarter 2019.

WPX’s total liquidity at the close of business on June 30, 2019, was approximately $1.6 billion, including cash, cash equivalents and nearly all of its $1.5 billion available revolver capacity. WPX paid off its prior revolver balance during the quarter with proceeds from the Oryx II transaction.

2Q PRODUCTION

Total production volumes of 159.6 Mboe/d in second-quarter 2019 increased 3 percent vs. first-quarter 2019 and were 28 percent higher than the same period a year ago. Liquids volumes accounted for 79 percent of second-quarter 2019 production.

Oil volumes of 97,900 bbl/d in second-quarter 2019 were 2 percent higher vs. first-quarter 2019 and 21 percent higher than the same period a year ago. Prior-year Delaware results also benefitted nominally from a non-core position (Nine Mile Draw) that has since been divested.

	Q2			1Q Sequential
Average Daily Production	2019	2018	Change	2019	Change
Oil (Mbbl/d)
Delaware Basin	46.4	39.1	19%	44.4	5%
Williston Basin	51.5	41.7	24%	51.7	NM
Subtotal (Mbbl/d)	97.9	80.8	21%	96.1	2%

NGLs (Mbbl/d)
Delaware Basin	21.7	14.2	53%	20.0	9%
Williston	5.7	4.6	24%	5.4	6%
Subtotal (Mbbl/d)	27.4	18.8	46%	25.4	8%

Natural gas (MMcf/d)
Delaware Basin	170.9	126.7	35%	166.4	3%
Williston Basin	35.0	25.5	37%	35.9	-3%
Subtotal (MMcf/d)	205.9	152.2	35%	202.3	2%

Total Production (Mboe/d)	159.6	125.0	28%	155.2	3%

WPX completed 28 gross operated wells (24 net) in its two core basins during second-quarter 2019 and participated in another six gross (2 net) non-operated wells in the Williston Basin.

For the balance of 2019, WPX has 60,500 bbl/d of oil hedged with fixed price swaps at a weighted average price of $55.29 per barrel, 5,000 bbl/d with fixed price calls at a weighted average price of $54.08 per barrel, and 8,000 bbl/d with collars at a weighted average price of $50 for the floor and $60.19 for the ceiling. WPX also has 110,000 MMBtu/d of natural gas hedged at a weighted average price of $3.07 per MMBtu.

For 2020, WPX has 40,000 bbl/d of oil hedged with fixed price swaps at a weighted average price of $57.48 per barrel and 20,000 bbl/d with collars at a weighted average price of $53.33 for the floor and $63.48 for the ceiling.

CEO PERSPECTIVE

“Our assets in the Permian, the Williston and our midstream portfolio continue to deliver value for our shareholders,” said Rick Muncrief, chairman and chief executive officer.

“Our teams executed at a high level during the quarter, which allows us to increase our volume guidance, maintain our capital plan, and generate free cash flow.

“Fundamentally, things look very good, and unsurprisingly, we remain confident in our company’s 2019 outlook and our momentum going into 2020,” Muncrief added.

TUESDAY WEBCAST

The company’s next webcast takes place on Aug. 6 beginning at 10 a.m. Eastern. Investors are encouraged to access the event and the corresponding slides at www.wpxenergy.com.

A limited number of phone lines also will be available at (833) 832-5123. International callers should dial (469) 565-9820. The conference identification code is 9087125.

UPCOMING CONFERENCE

WPX CEO Rick Muncrief is scheduled to present at Barclays Capital CEO Energy-Power Conference on Thursday, Sept. 5.

Please visit www.wpxenergy.com on the day of the event to confirm the time, see the slides and listen to the presentation.

WPX also will post updated details about the event on its Twitter feed as additional information becomes available. You can follow WPX on Twitter at @WPXEnergy.

FORM 10-Q

WPX plans to file its second-quarter 2019 Form 10-Q with the Securities and Exchange Commission this week. Once filed, the document will be available on the SEC and WPX websites.

About WPX Energy, Inc.

WPX is an independent energy producer with core positions in the Permian and Williston basins. WPX’s production is approximately 80 percent oil/liquids and 20 percent natural gas. The company also has an infrastructure portfolio in the Permian Basin. Visit www.wpxenergy.com for more information.

# # #

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company. Statements regarding future drilling and production are subject to all of the risks and uncertainties normally incident to the exploration for and development and production of oil and gas. These risks include, but are not limited to, the volatility of oil, natural gas and NGL prices; uncertainties inherent in estimating oil, natural gas and NGL reserves; drilling risks; environmental risks; and political or regulatory changes. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. The forward-looking statements in this press release are made as of the date of this press release, even if subsequently made available by WPX Energy on its website or otherwise. WPX Energy does not undertake and expressly disclaims any obligation to update the forward-looking statements as a result of new information, future events or otherwise. Investors are urged to consider carefully the disclosure in our filings with the Securities and Exchange Commission, available from us at WPX Energy, Attn: Investor Relations, P.O. Box 21810, Tulsa, Okla., 74102, or from the SEC’s website at www.sec.gov.

Additionally, the SEC requires oil and gas companies, in filings made with the SEC, to disclose proved reserves, which are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible – from a given date forward, from known reservoirs, under existing economic conditions, operating methods, and governmental regulations. The SEC permits the optional disclosure of probable and possible reserves. From time to time, we elect to use “probable” reserves and “possible” reserves, excluding their valuation. The SEC defines “probable” reserves as “those additional reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are as likely as not to be recovered.” The SEC defines “possible” reserves as “those additional reserves that are less certain to be recovered than probable reserves.” The Company has applied these definitions in estimating probable and possible reserves. Statements of reserves are only estimates and may not correspond to the ultimate quantities of oil and gas recovered. Any reserve estimates provided in this presentation that are not specifically designated as being estimates of proved reserves may include estimated reserves not necessarily calculated in accordance with, or contemplated by, the SEC’s reserves reporting guidelines. Investors are urged to consider closely the disclosure in our SEC filings that may be accessed through the SEC’s website at www.sec.gov.

The SEC’s rules prohibit us from filing resource estimates. Our resource estimations include estimates of hydrocarbon quantities for (i) new areas for which we do not have sufficient information to date to classify as proved, probable or even possible reserves, (ii) other areas to take into account the low level of certainty of recovery of the resources and (iii) uneconomic proved, probable or possible reserves. Resource estimates do not take into account the certainty of resource recovery and are therefore not indicative of the expected future recovery and should not be relied upon. Resource estimates might never be recovered and are contingent on exploration success, technical improvements in drilling access, commerciality and other factors.

WPX Energy, Inc.

Consolidated (GAAP)

(UNAUDITED)

	2018					2019
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	Year
Revenues:
Product revenues:
Oil sales	$360	$468	$503	$459	$1,790	$449	$511	$960
Natural gas sales	17	16	18	36	87	25	16	41
Natural gas liquid sales	30	36	33	49	148	33	31	64
Total product revenues	407	520	554	544	2,025	507	558	1,065
Net gain (loss) on derivatives	(69)	(154)	(139)	443	81	(207)	78	(129)
Commodity management	36	64	68	36	204	59	58	117
Other	-	-	1	(1)	-	-	1	1
Total revenues	374	430	484	1,022	2,310	359	695	1,054

Costs and expenses:
Depreciation, depletion and amortization	161	197	193	226	777	219	221	440
Lease and facility operating	55	59	68	90	272	86	94	180
Gathering, processing and transportation	18	20	26	43	107	42	40	82
Taxes other than income	30	41	45	41	157	39	43	82
Exploration	19	17	18	21	75	24	24	48
General and administrative:
General and administrative expenses	36	34	36	44	150	39	40	79
Equity-based compensation	7	10	8	7	32	8	8	16
Total general and administrative	43	44	44	51	182	47	48	95
Commodity management	39	54	63	26	182	49	41	90
Net (gain) loss on sales of assets	1	(1)	(1)	(2)	(3)	-	-	-
Other-net	2	2	2	1	7	2	3	5
Total costs and expenses	368	433	458	497	1,756	508	514	1,022

Operating income (loss)	6	(3)	26	525	554	(149)	181	32

Interest expense	(46)	(39)	(38)	(40)	(163)	(41)	(40)	(81)
Loss on extinguishment of debt	-	(71)	-	-	(71)	-	-	-
Gains on equity method investment transactions	-	-	-	-	-	126	247	373
Investment income (loss) and other	(1)	1	(2)	(2)	(4)	2	1	3

Income (loss) from continuing operations before income taxes	$(41)	$(112)	$(14)	$483	$316	$(62)	$389	$327
Provision (benefit) for income taxes	(15)	(33)	(8)	130	74	(14)	84	70
Income (loss) from continuing operations	$(26)	$(79)	$(6)	$353	$242	$(48)	$305	$257
Income (loss) from discontinued operations	(89)	(2)	(1)	1	(91)	-	-	-
Net income (loss)	$(115)	$(81)	$(7)	$354	$151	$(48)	$305	$257
Less: Dividends on preferred stock	4	4	-	-	8	-	-	-
Net income (loss) available to WPX Energy, Inc. common stockholders	$(119)	$(85)	$(7)	$354	$143	$(48)	$305	$257

Amounts available to WPX Energy, Inc. common stockholders:
Income (loss) from continuing operations	$(30)	$(83)	$(6)	$353	$234	$(48)	$305	$257
Income (loss) from discontinued operations	(89)	(2)	(1)	1	(91)	-	-	-
Net income (loss)	$(119)	$(85)	$(7)	$354	$143	$(48)	$305	$257

Summary of Production Volumes (1)
Oil (MBbls)	5,920	7,352	7,670	8,828	29,769	8,648	8,905	17,552
Natural gas (MMcf)	11,908	13,854	14,759	18,844	59,365	18,210	18,736	36,947
Natural gas liquids (MBbls)	1,340	1,713	1,259	2,420	6,733	2,288	2,493	4,781
Combined equivalent volumes (MBoe) (2)	9,245	11,374	11,389	14,389	46,396	13,971	14,520	28,491
Per day volumes
Oil (MBbls/d)	65.8	80.8	83.4	96.0	81.6	96.1	97.9	97.0
Natural gas (MMcf/d)	132.3	152.2	160.4	204.8	162.6	202.3	205.9	204.1
Natural gas liquids (MBbls/d)	14.9	18.8	13.7	26.3	18.4	25.4	27.4	26.4
Combined equivalent volumes (Mboe/d) (2)	102.7	125.0	123.8	156.4	127.1	155.2	159.6	157.4

(1)	Excludes activity classified as discontinued operations.
(2)	Mboe are calculated using the ratio of six Mcf to one barrel of oil.

Realized average price per unit (1)
Oil (per barrel)	$60.91	$63.63	$65.52	$52.05	$60.14	$51.92	$57.42	$54.71
Natural gas (per Mcf)	$1.44	$1.12	$1.22	$1.90	$1.46	$1.36	$0.88	$1.12
Natural gas liquids (per barrel)	$22.14	$20.94	$26.68	$20.14	$21.97	$14.47	$12.21	$13.29

(1)	Excludes activity classified as discontinued operations.

Expenses per Boe (1)
Depreciation, depletion and amortization	$17.38	$17.31	$17.01	$15.68	$16.75	$15.68	$15.24	$15.46
Lease and facility operating	$5.97	$5.20	$5.92	$6.25	$5.85	$6.13	$6.50	$6.32
Gathering, processing and transportation	$1.93	$1.79	$2.29	$2.95	$2.30	$2.98	$2.78	$2.88
Taxes other than income	$3.21	$3.67	$3.96	$2.83	$3.39	$2.79	$2.95	$2.87
General and administrative:
General and administrative expenses	$3.84	$3.06	$3.17	$3.00	$3.22	$2.81	$2.73	$2.77
Equity-based compensation	0.80	0.83	0.68	0.55	0.70	0.56	0.56	0.56
Total general and administrative	$4.64	$3.89	$3.85	$3.55	$3.92	$3.37	$3.29	$3.33
Interest expense	$4.95	$3.43	$3.36	$2.75	$3.51	$2.95	$2.76	$2.85

(1)	Excludes activity classified as discontinued operations.

WPX Energy, Inc.

Reconciliation of NON-GAAP Measures

(UNAUDITED)

	2018					2019
(Dollars in millions, except per share amounts)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	Year
Reconciliation of adjusted income (loss) from continuing operations available to common stockholders:
Income (loss) from continuing operations available to WPX Energy, Inc. common stockholders - reported	$(30)	$(83)	$(6)	$353	$234	$(48)	$305	$257
Pre-tax adjustments:
Net (gains) losses on sales of assets and equity method investment transactions	$1	$(1)	$(1)	$(2)	$(3)	$(126)	$(247)	$(373)
Loss on extinguishment of debt	$-	$71	$-	$-	$71	$-	$-	$-
Net (gain) loss on derivatives	$69	$154	$139	$(443)	$(81)	$207	$(78)	$129
Net cash received (paid) related to settlement of derivatives	$(55)	$(78)	$(85)	$(19)	$(237)	$9	$(10)	$(1)
Total pre-tax adjustments	$15	$146	$53	$(464)	$(250)	$90	$(335)	$(245)
Less tax effect for above items	$(3)	$(33)	$(13)	$107	$58	$(20)	$76	$56
Impact of state deferred tax rate change	$(4)	$-	$-	$(1)	$(5)	$-	$-	$-
Impact of tax valuation allowance (annual effective tax rate method)	$-	$-	$-	$2	$2	$1	$(9)	$(8)
Impact of state related adjustment	$-	$-	$-	$-	$-	$(1)	$-	$(1)
Adjustment for estimated annual effective tax rate method	$-	$(7)	$(5)	$12	$-	$-	$-	$-
Total adjustments, after tax	$8	$106	$35	$(344)	$(195)	$70	$(268)	$(198)
Adjusted income (loss) from continuing operations available to common stockholders	$(22)	$23	$29	$9	$39	$22	$37	$59

Reconciliation of adjusted diluted income (loss) per common share:
Income (loss) from continuing operations - diluted earnings per share - reported	$(0.07)	$(0.21)	$(0.01)	$0.83	$0.57	$(0.11)	$0.72	$0.61
Impact of adjusted diluted weighted-average shares	$-	$0.01	$-	$-	$-	$-	$-	$-
Pretax adjustments (1):
Net (gains) losses on sales of assets and equity method investment transactions	$-	$-	$-	$-	$(0.01)	$(0.30)	$(0.58)	$(0.88)
Loss on extinguishment of debt	$-	$0.18	$-	$-	$0.17	$-	$-	$-
Net (gain) loss on derivatives	$0.17	$0.38	$0.33	$(1.04)	$(0.20)	$0.49	$(0.19)	$0.30
Net cash received (paid) related to settlement of derivatives	$(0.13)	$(0.20)	$(0.20)	$(0.06)	$(0.57)	$0.02	$(0.02)	$-
Total pretax adjustments	$0.04	$0.36	$0.13	$(1.10)	$(0.61)	$0.21	$(0.79)	$(0.58)
Less tax effect for above items	$(0.02)	$(0.08)	$(0.04)	$0.26	$0.14	$(0.05)	$0.18	$0.13
Impact of state tax rate change	$(0.01)	$-	$-	$-	$(0.01)	$-	$-	$-
Impact of tax valuation allowance (annual effective tax rate method)	$-	$-	$-	$-	$-	$-	$(0.02)	$(0.02)
Impact of state related adjustment	$-	$-	$-	$-	$-	$-	$-	$-
Adjustment for estimated annual effective tax rate method	$-	$(0.02)	$(0.01)	$0.03	$-	$-	$-	$-
Total adjustments, after-tax	$0.01	$0.26	$0.08	$(0.81)	$(0.48)	$0.16	$(0.63)	$(0.47)
Adjusted diluted income (loss) per common share	$(0.06)	$0.06	$0.07	$0.02	$0.09	$0.05	$0.09	$0.14
Reported diluted weighted-average shares (millions)	398.6	400.0	414.0	424.0	411.7	421.0	423.5	423.6
Effect of dilutive securities due to adjusted income (loss) from continuing operations available to common stockholders	-	3.1	3.7	-	-	2.6	-	-
Adjusted diluted weighted-average shares (millions)	398.6	403.1	417.7	424.0	411.7	423.6	423.5	423.6

(1) Per share impact is based on adjusted diluted weighted-average shares.

Reconciliation of Adjusted EBITDAX
Net income (loss) - reported	$(115)	$(81)	$(7)	$354	$151	$(48)	$305	$257
Interest expense	46	39	38	40	163	41	40	81
Provision (benefit) for income taxes	(15)	(33)	(8)	130	74	(14)	84	70
Depreciation, depletion and amortization	161	197	193	226	777	219	221	440
Exploration expenses	19	17	18	21	75	24	24	48
EBITDAX	96	139	234	771	1,240	222	674	896
Net (gains) losses on sales of assets and equity method investment transactions	1	(1)	(1)	(2)	(3)	(126)	(247)	(373)
Loss on extinguishment of debt	-	71	-	-	71	-	-	-
Net (gain) loss on derivatives	69	154	139	(443)	(81)	207	(78)	129
Net cash received (paid) related to settlement of derivatives	(55)	(78)	(85)	(19)	(237)	9	(10)	(1)
(Income) loss from discontinued operations	89	2	1	(1)	91	-	-	-
Adjusted EBITDAX	$200	$287	$288	$306	$1,081	$312	$339	$651

WPX Energy, Inc.

Consolidated Statements of Operations

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
	(Millions, except per-share amounts)
Revenues:
Product revenues:
Oil sales	$511	$468	$960	$828
Natural gas sales	16	16	41	33
Natural gas liquid sales	31	36	64	66
Total product revenues	558	520	1,065	927
Net gain (loss) on derivatives	78	(154)	(129)	(223)
Commodity management	58	64	117	100
Other	1	-	1	-
Total revenues	695	430	1,054	804
Costs and expenses:
Depreciation, depletion and amortization	221	197	440	358
Lease and facility operating	94	59	180	114
Gathering, processing and transportation	40	20	82	38
Taxes other than income	43	41	82	71
Exploration	24	17	48	36
General and administrative (including equity-based compensation of $8 million, $10 million, $16 million and $17 million for the respective periods)	48	44	95	87
Commodity management	41	54	90	93
Other - net	3	1	5	4
Total costs and expenses	514	433	1,022	801

Operating income (loss)	181	(3)	32	3
Interest expense	(40)	(39)	(81)	(85)
Loss on extinguishment of debt	-	(71)	-	(71)
Gains on equity method investment transactions	247	-	373	-
Investment income (loss) and other	1	1	3	-
Income (loss) from continuing operations before income taxes	389	(112)	327	(153)
Provision (benefit) for income taxes	84	(33)	70	(48)
Income (loss) from continuing operations	305	(79)	257	(105)
Income (loss) from discontinued operations	-	(2)	-	(91)
Net income (loss)	305	(81)	257	(196)
Less: Dividends on preferred stock	-	4	-	8
Net income (loss) available to WPX Energy, Inc. common stockholders	$305	$(85)	$257	$(204)

Amounts available to WPX Energy, Inc. common stockholders:
Income (loss) from continuing operations	$305	$(83)	$257	$(113)
Income (loss) from discontinued operations	-	(2)	-	(91)
Net income (loss)	$305	$(85)	$257	$(204)

Basic and diluted earnings (loss) per common share:
Income (loss) from continuing operations	$0.72	$(0.21)	$0.61	$(0.28)
Income (loss) from discontinued operations	-	-	-	(0.23)

Net income (loss)	$0.72	$(0.21)	$0.61	$(0.51)

Basic weighted-average shares	422.5	400.0	421.8	399.3

Diluted weighted-average shares	423.5	400.0	423.6	399.3

WPX Energy, Inc.

Consolidated Balance Sheets

(Unaudited)

	June 30, 2019	December 31, 2018
	(Millions)
ASSETS
Current assets:
Cash and cash equivalents	$109	$3
Accounts receivable, net of allowance	505	405
Derivative assets	81	174
Inventories	45	48
Assets classified as held for sale	-	79
Other	34	30
Total current assets	774	739
Investments	55	167
Properties and equipment (successful efforts method of accounting)	10,713	9,949
Less: Accumulated depreciation, depletion and amortization	(3,158)	(2,683)
Properties and equipment, net	7,555	7,266
Derivative assets	42	4
Other noncurrent assets	127	27
Total assets	$8,553	$8,203

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$721	$514
Accrued and other current liabilities	225	178
Derivative liabilities	80	23
Total current liabilities	1,026	715
Deferred income taxes	270	201
Long-term debt, net	2,157	2,485
Derivative liabilities	29	14
Other noncurrent liabilities	510	487

Equity:
Stockholders' equity:
Preferred stock (100 million shares authorized at $0.01 par value; no shares outstanding)	-	-
Common stock (2 billion shares authorized at $0.01 par value; 422.3 million shares and 420.6 million shares issued and outstanding at June 30, 2019 and December 31, 2018)	4	4
Additional paid-in-capital	7,737	7,734
Accumulated deficit	(3,180)	(3,437)
Total stockholders' equity	4,561	4,301
Total liabilities and equity	$8,553	$8,203

WPX Energy, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	Six Months ended June 30,
	2019	2018
	(Millions)
Operating Activities(a)
Net income (loss)	$257	$(196)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	440	365
Deferred income tax (provision) benefit	69	(75)
Provision for impairment of properties and equipment (including certain exploration expenses)	41	37
Gains related to equity method investment transactions	(373)	-
Net (gain) loss on derivatives	129	223
Net settlements related to derivatives	(1)	(133)
Amortization of stock-based awards	17	18
Loss on extinguishment of debt	-	71
Net (gain) loss on sales of assets including discontinued operations	-	151
Cash provided by (used in) operating assets and liabilities:
Accounts receivable	(145)	(16)
Inventories	2	(11)
Other current assets	(1)	4
Accounts payable	203	73
Federal income taxes receivable	38	-
Accrued and other current liabilities	(17)	(59)
Liabilities accrued in prior years for retained transportation and gathering contracts related to discontinued operations	(15)	(28)
Other, including changes in other noncurrent assets and liabilities	(10)	4
Net cash provided by operating activities (a)	634	428

Investing Activities(a)
Capital expenditures(b)	(774)	(660)
Proceeds from sales of assets and equity method investment transactions	590	686
Contributions to or purchases of equity method investments	(18)	(23)
Distributions from equity method investments	7	-
Net cash provided by (used in) investing activities (a)	(195)	3

Financing Activities
Proceeds from common stock	1	5
Dividends paid on preferred stock	-	(8)
Borrowings on credit facility	1,002	303
Payments on credit facility	(1,332)	(303)
Proceeds from long-term debt, net of discount	-	494
Payments for retirement of long-term debt, including premium	-	(986)
Taxes paid for shares withheld	(15)	(12)
Payments for debt issuance costs and credit facility amendment fees	-	(10)
Other	14	1
Net cash used in financing activities	(330)	(516)

Net increase (decrease) in cash and cash equivalents and restricted cash	109	(85)
Cash and cash equivalents and restricted cash at beginning of period	18	201
Cash and cash equivalents and restricted cash at end of period	$127	$116

(a) Amounts reflect continuing and discontinued operations unless otherwise noted.
(b) Increase to properties and equipment	$(766)	$(705)
Changes in related accounts payable and accounts receivable	(8)	45
Capital expenditures	$(774)	$(660)